                  INDUSTRI-MATEMATIK INTERNATIONAL CORP.
                             AND SUBSIDIARIES

                     COMPUTATION OF PER SHARE EARNINGS
                 (in thousands, except per share figures)

                              SIX MONTHS ENDED        THREE MONTHS ENDED
                                  10/31/96                 10/31/96
                              ----------------        ------------------
Income (loss) from
 continuing operations        $  (880)                   $  184
Income (loss) from
 discontinued operations          367                       365
                              -------                    ------
Net income                    $  (513)                   $  549
                              =======                    ======
Primary:
Weighted average common
 shares outstanding            25,035                    25,568
                              =======                    ======
Per share amounts:
Income (loss) from
 continuing operations        $ (0.03)                   $ 0.01
Income (loss) from
 discontinued operations         0.01                      0.01
                              -------                    ------
Net income                    $ (0.02)                   $ 0.02
                              =======                    ======